Exhibit 5.1

1 December 2020

Matter No.832612

Doc Ref: 106660477

852 2842 9530

852 2842 9549

Richard.Hall@conyers.com

Angie.Chu@conyers.com

I-MAB

Vistra (Cayman) Limited

P.O. Box 31119

Grand Pavilion, Hibiscus Way

802 West Bay Road

Grand Cayman, KY1-1205

Cayman Islands

Dear Sirs,

Re: I-Mab (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a shelf registration statement on form F-1, including all amendments or supplements thereto (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof relating to the registration under the U.S. Securities Act of 1933, (the “Securities Act”), as amended to date relating to the offer and sale, in one of more offerings, by certain shareholders of the Company identified therein (the “Selling Shareholders”) of ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), including the Ordinary Shares represented by American depositary shares. The Ordinary Shares registered under the Registration Statement include (i) 20,421,378 Ordinary Shares currently registered in the names of the Selling Shareholders (the “Issued Ordinary Shares”); (ii) 3,744,032 Ordinary Shares (the “Warrant Ordinary Shares”) that certain Selling Shareholders identified in the Prospectus have the right to purchase from the Company through the exercise of warrants (the “Warrants”); and (iii) 958,341 Ordinary Shares (the “Call Option Ordinary Shares”) that certain Selling Shareholders identified in the Prospectus have the right to purchase pursuant to a call option agreement with certain members of the Company’s management team (the “Call Options”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a draft of the prospectus (the “Prospectus”) contained in the Registration Statement, which is in final form. We have also reviewed copies of (1) the duly adopted and effective amended and restated memorandum and articles of association of the Company (the “Memorandum & Articles”), (2) unanimous written resolutions of the directors of the Company dated 26 August 2020, 4 September 2020 and 1 December 2020 (collectively, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 27 November 2020 (the “Certificate Date”), (4) the register of members of the Company certified by the secretary of the Company dated 30 November 2020 (the “Register of Members”), and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us, (d) that the Resolutions have been passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended, (e) that any conditions to which the Resolutions are subject will have been satisfied and/or waived, (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any Ordinary Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (i) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; (j) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion; (k) that the Memorandum & Articles, the Warrants and the Call Options will not be amended in any manner that would affect the opinions expressed herein; (l) that the Company will have sufficient authorised capital to effect the issue of the Warrant Ordinary Shares upon exercise by the Selling Shareholders of their rights under the Warrants (m) that the issue and sale of and payment for any Warrant Ordinary Shares will be in accordance with the Warrants, the Memorandum & Articles and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto); and (n) the Company is and after the allotment (where applicable) and issuance of any Warrant Ordinary Shares able to pay its liabilities as they fall due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and validly existing as an exempted company with limited liability under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

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2.	The authorised share capital of the Company is US$80,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each.

3.

Based on our review of the Register of Members, the Issued Ordinary Shares have been duly authorized and are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.

When allotted, issued and paid for as contemplated in the Registration Statement, the Warrant Ordinary Shares and the Call Option Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

5.

The statements under the caption “Taxation — Cayman Islands Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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